Exhibit 99.1

United on Sept. 13 utilized $190 million of its funding credit balance with regard to its U.S. pension plans to meet the minimum funding requirements for those plans.  This credit balance had been built up over the last several years, primarily through United making cash contributions to the plans in excess of the minimum funding requirements.  United's pension plans remain in compliance with all federal funding requirements.

The company made the move to conserve cash, in a continuing effort to address its current liquidity issues.  The move is just one of many the company is making as part of its recovery plan, including its continuing conversations with the union coalition.